Exhibit 10.2

June 21, 2012

Laurette T. Koellner

1893 Sykes Creek Drive

Merritt Island, FL 32953

Dear Laurette:

I am pleased to confirm the terms of your employment with International Lease Finance Corporation.

1.                       Position.  Your employment with ILFC will commence on the date of this letter.  Initially, you will be Executive Chairman of International Lease Finance Corporation, report directly to the CEO of American International Group, Inc. and have all of the customary authorities, duties and responsibilities that accompany your position.  It is expected that your duties as Executive Chairman will require about 60% of your working time.

2.                       Target Direct Compensation.  Your initial annual target direct compensation will be $1,900,000, as follows.

•                  Base Cash Salary.  Your initial base cash salary will be at a rate of $950,000 per year.

•                  Short Term Incentive.  Your initial annual short-term incentive target will be $400,000.  AIG’s Compensation and Management Resources Committee will determine the amount of your incentive award based on its performance assessment, and the earned amount will be paid in accordance with AIG’s practice for similarly situated executives.  For 2012, your incentive will be prorated but will be no less than $200,000.

•                  Long Term Incentive.  For 2012, you will receive a long-term incentive award with a target value of $550,000.  Your long-term award will be governed by the applicable long-term incentive plan for ILFC employees, and you will be eligible for future awards consistent with ILFC’s practice for similarly situated executives.

3.                       Benefits.  Subject to the limits of this letter, you will be entitled to ILFC benefits consistent with your position and reimbursement of reasonable business expenses, in each case in accordance with applicable ILFC policies as in effect from time to time.

4.                       Executive Compensation Standards.  Any bonus or incentive compensation paid to you is subject to recovery or “clawback” by AIG if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or if you are terminated due to misconduct that occurred during the period the bonus or incentive compensation was earned (all within the meaning of, and to the full extent necessary to comply with, the TARP Standards for Compensation and Corporate Governance, 31 C.F.R. Part 30).  In addition, you will not be entitled to any golden parachute payment or tax gross-up from AIG or its affiliates to the extent prohibited by the applicable TARP Standards.

Your compensation is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time.  You may receive compensation from AIG only to the extent that it is consistent with those regulations and requirements.

If, after your start date, AIG determines it necessary under any compensation requirements or regulations, you shall (a) promptly execute a waiver of claims against AIG and its affiliates and the United States relating to the compensation requirements or regulations and (b) execute such other agreements, acknowledgments or other documents necessary to implement such compensation requirements or regulations (in each case in such form as AIG determines is appropriate).

5.                       Indemnification and Cooperation.  During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG’s other executive officers.  AIG agrees to cause any successor to all or substantially all of the business or assets (or both) of AIG to assume expressly in writing and to agree to perform all of the obligations of AIG in this paragraph.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

6.                       Tax Matters.  To the extent any taxable expense reimbursement or in-kind benefits under Section 3 or 5 is subject to Section 409A of the Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this letter

2

will be treated as a separate payment for purposes of Section 409A of the Code.

7.                       Withholding.  Tax will be withheld by AIG as appropriate under applicable Federal tax requirements for any payments or deliveries under this letter.

8.                       No Guarantee of Employment or Target Direct Compensation.  This offer letter is not a guarantee of employment or target direct compensation for a fixed term.  Your employment will be on an “at-will” basis, meaning that you and ILFC may terminate your employment at any time and for any reason; with or without prior notice.

9.                       Entire Agreement.  This offer letter constitutes AIG’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

10.                 Miscellaneous Representations.  You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of AIG or that would adversely impact your ability to perform the expected services on behalf of AIG; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that ILFC is an intended third party beneficiary of this offer letter.

11.                 Non-solicitation.  In connection with your joining AIG, you have entered into the non-solicitation arrangements (covering ILFC customers and clients and AIG and ILFC employees) attached as Annex 1.

3

We look forward to having you as a member of ILFC’s leadership team.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

	By:	/s/ Jeffrey J. Hurd
Jeffrey J. Hurd
Executive Vice President —
Human Resources and Communications

I agree with and accept the foregoing terms.

/s/ Laurette T. Koellner
Laurette T. Koellner

4

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

1.                                       The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of International Lease Finance Corporation (“ILFC”), a subsidiary of American International Group, Inc. (“AIG”).  As such, the Employee is free to resign from employment at any time and for any reason.  Likewise, AIG or ILFC may terminate the Employee’s employment at any time for any reason.  This Agreement is not a guarantee of any fixed term employment.

2.                                       This Agreement is a term and condition of the Employee’s at-will employment with AIG and ILFC, and employment is conditioned upon the Employee’s execution of this Agreement.

3.                                       This Agreement is necessary for the protection of the legitimate and protectable business interests of AIG and its affiliates (collectively, the “AIG Group”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information.  The Employee’s employment requires exposure to and use of confidential business information (as set forth in Paragraph 4).  The Employee’s services for and relationship with the AIG Group and the Employee’s relationship with the AIG Group’s customers and clients are of a special character, with a unique value to the AIG Group, the loss of which cannot be adequately compensated by damages or an action at law.

A.                                   Accordingly, the Employee agrees that during the Employee’s employment and for a period of one (1) year after employment terminates for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without AIG’s written consent:

(i)                                     Hire, solicit or encourage to cease to work with the AIG Group any employee, consultant or agent of the AIG Group.  However, the Employee shall be allowed to respond to an unsolicited request for an employment reference regarding any former employee of the AIG Group by providing a reference setting forth only the Employee’s personal views about such former employee; or

(ii)                                  Call on or solicit any customer or supplier of, or consultant to, ILFC that was called on, serviced by, or contacted by the Employee in his capacity as an employee of ILFC, or that was otherwise known to the Employee by virtue of the Employee’s employment with ILFC.

B.                                     If, for any reason, ILFC shall cease to be a part of the AIG Group, Sub-paragraph 3(A) also shall apply separately and independently to ILFC and its employees, consultants, agencies, customers and/or suppliers to the same extent as it applies to the AIG Group (substituting “ILFC” for each time the term “the AIG Group” appears in that sub-paragraph).

C.                                     The Employee understands that the provisions of this Paragraph 3 may limit the Employee’s ability to earn a livelihood in a business similar to the business of ILFC or other members of the AIG Group but the Employee nevertheless agrees and hereby acknowledges that:

(i)                                     Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the AIG Group;

(ii)                                  Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(iii)                               Such provisions are not harmful to the general public; and

(iv)                              Such provisions are not unduly burdensome to the Employee.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of this Paragraph 3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

D.                                    It is expressly understood and agreed that, although the Employee and AIG consider the restrictions contained in this Paragraph 3 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Paragraph 3 or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.                                       During the term of employment, the Employee will have access to and become acquainted with information of a confidential, proprietary or secret nature.  The Employee agrees that during the Employee’s employment and any time thereafter, all confidential, proprietary or secret information received, obtained or possessed at any time by the Employee concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the AIG Group or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the AIG Group will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner without the prior written consent of AIG or unless required by law.  The Employee also agrees that during and after the Employee’s employment with the AIG Group the Employee will not disparage the AIG Group or any of its officers, directors or employees to any person or entity not affiliated with the AIG Group, absent the prior written consent of AIG.

5.                                       The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  The Employee acknowledges that these restrictions are reasonably necessary for the protection of the AIG Group.  The Employee also acknowledges that irreparable harm and damages would result to the AIG Group if the provisions of Paragraph 3 or 4 were not complied with and agrees that the AIG Group shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect

ii

against the inevitable disclosure of the AIG Group’s confidential, proprietary or secret information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement.

6.             This Agreement (together with the AIG Code of Conduct) sets forth the entire agreement regarding the subject matter contained in this Agreement, supersedes any and all prior agreements and understandings regarding this subject matter, and may be modified only by a written agreement signed by the Employee and AIG.  To the extent that any provision of this Agreement is inconsistent with the Code of Conduct, this Agreement governs.  If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated.  Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

7.             THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW RULES (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.

/s/Laurette T. Koellner
Laurette T. Koellner	Date: June 21, 2012

iii